Contact Information Hawk Associates, Inc. Frank N. Hawkins, Jr. or Julie Marshall Phone: (305) 451-1888 E-mail: info@hawkassociates.com

Azco Mining Inc.
7239 N. El Mirage Road,
Glendale, Arizona, 85382
Tel: (623) 935-0774
Fax: (623) 935-0781
E-mail: info@azco.com

PRESS RELEASE
FOR RELEASE Thursday, September 7

Azco Mining Raises Additional $1.0M in
Private Offering

Glendale, AZ, September 7, 2006 -- Azco Mining Inc. (OTCBB: AZMN), a U.S.-based mining and exploration enterprise focused on gold, silver, copper and industrial minerals, announced today that it had completed an additional private placement of senior secured convertible notes, additional investment rights and warrants to five institutional investors for an aggregate purchase price of $1.0 million. In March 2006 the company completed a private offering of $2.5 million to the same investors.

Dr. W. Pierce Carson, CEO of Azco Mining, said, “This new $1.0 million financing is evidence of strong support from our institutional investors and will help us execute our strategic agenda for precious metals acquisition and development. The first round of $2.5 million earlier this year provided the necessary funding to acquire the Summit silver-gold property, which we believe has potential for early production.”

The $1.0 million convertible notes have a maturity date of January 1, 2008. Interest of 7% per annum and principal are to be amortized over 12 months beginning February 1, 2007. The company may repay principal and accrued interest in cash or in shares of its common stock. At the option of the holders of the convertible notes, the principal amount outstanding is convertible into the company’s common stock at a conversion price of $1.00 per share. In connection with the transaction, the company issued 500,000 warrants, giving note holders the right to purchase common stock at a price of $1.00 per share for a period of five years. The company also granted the investors the right to purchase an additional $500,000 of convertible notes, under the same terms and conditions, for a period of 12 months following the date of a registration statement.

The agreement also amended the terms of the previous $2.5 million investment. Under the amendment, the company received deferred repayment terms of the convertible notes. The maturity date was extended from August 31, 2007 to January 1, 2008. Capitalized interest and principal are to be amortized over 12 months beginning February 1, 2007. In addition, the conversion price of the notes and the strike price of the warrants were reduced from $1.58 to $1.00 per share of common stock.

Additional information about the transaction may be found in the company’s 8-K filing at
http://www.hawkassociates.com/azco/sec.htm.

About Azco Mining Inc.

Azco Mining is a U.S.-based mining and exploration company focused on acquiring and developing gold, copper and industrial mineral properties. The company owns the Summit gold-silver property and a mill site and processing equipment in southwestern New Mexico; mineral lease rights to the Ortiz gold property in north-central New Mexico, believed to contain 2 million ounces of gold; a high-quality mica mine and processing facility near Phoenix; and a large resource of micaceous iron oxide (MIO) in La Paz County, Ariz. Azco intends to build a portfolio of high-quality, diversified mineral assets with an emphasis on precious metals. To learn more about Azco Mining Inc., visit http://www.azco.com .

An investment profile about Azco Mining may be found at
http://www.hawkassociates.com/azmnprofile.aspx .

For investor relations information regarding Azco Mining, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com . An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com .

The information contained herein regarding risks and uncertainties, which may differ materially from those set forth in these statements, in addition to the economic, competitive, governmental, technological and other factors, constitutes a "forward-looking statement" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created thereby. While the company believes that the assumptions underlying such forward-looking information are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking information will prove to be accurate. Accordingly, there may be differences between the actual results and the predicted results, and actual results may be materially higher or lower than those indicated in the forward-looking information contained herein.